EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Panolam Industries International, Inc. of our report dated September 1, 2006 relating to the financial statements of Nevamar Holdco, LLC and Subsidiary, which appears in such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, MA

October 22, 2007